Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of this 19th day of May, 2011 (this “Agreement”), between New Mountain Finance Holdings, L.L.C., a Delaware limited liability company (the “Operating Company”), and New Mountain Guardian Debt Funding, L.L.C., a Delaware limited liability company and wholly-owned direct subsidiary of the Operating Company (“Guardian Debt Funding”).  The Operating Company and Guardian Debt Funding shall each be referred to herein as a “Party” and shall be referred to collectively as the “Parties”.

WITNESSETH:

WHEREAS, Guardian Debt Funding desires to merge, effective as of the First Guardian Merger Effective Time (as defined herein), with and into the Operating Company, by means of a merger of Guardian Debt Funding with and into the Operating Company, with the Operating Company being the surviving entity (the “First Guardian Merger”), on the terms set forth in this Agreement;

WHEREAS, the Operating Company desires to acquire the assets, and to assume all of the liabilities and obligations, of Guardian Debt Funding by means of the First Guardian Merger on the terms set forth in this Agreement;

WHEREAS, New Mountain Guardian AIV, L.P., a Delaware limited partnership (“Guardian AIV”), is the sole member of the Operating Company and the Operating Company is the sole member of Guardian Debt Funding.  The sole member of each Party shall be referred to herein as the “Member” of such Party;

WHEREAS, the Member of the Operating Company has, by written consent: (i) established a board of directors to manage the business and affairs of the Operating Company (the “Board”), (ii) appointed the initial directors of the Board, (iii) appointed a chairman of the Board and (iv) appointed officers of the Operating Company;

WHEREAS, Section 18-209 of the Delaware Limited Liability Company Act (the “Delaware Act”) authorizes the merger of any business entity with or into a Delaware limited liability company; and

WHEREAS, the Board of the Operating Company has approved the First Guardian Merger and authorized the sole Member of the Operating Company to execute this Agreement, in accordance with the power delegated to it by the Member of the Operating Company under Section 5 of the Operating Company’s limited liability company agreement, as amended, and the board of managers of Guardian Debt Funding has approved the First Guardian Merger and authorized the sole Member of Guardian Debt Funding to execute this Agreement, in accordance with Section 2.1 of Guardian Debt Funding’s limited liability company agreement, as amended.

NOW, THEREFORE, the Parties hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01.  The Merger.

(a)           Subject to the filing of a duly executed and verified certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware pursuant to and in accordance with the Delaware Act, the First Guardian Merger shall be effective at 4:15 p.m. (New York City Time) on May 19, 2011 (the time the First Guardian Merger becomes effective in accordance herewith and applicable law being referred to herein as the “First Guardian Merger Effective Time”).

(b)           At the First Guardian Merger Effective Time, Guardian Debt Funding shall be merged with and into the Operating Company, whereupon the separate existence of Guardian Debt Funding shall cease, and the Operating Company shall be the surviving entity of the First Guardian Merger (the “Surviving Company”) and will continue as a Delaware limited liability company in accordance with Section 18-209 of the Delaware Act.

(c)           The First Guardian Merger shall have the effects set forth in this Agreement and Section 18-209 of the Delaware Act.

SECTION 1.02.  Conversion of Interests; Member; Directors and Officers.

(a)           At the First Guardian Merger Effective Time, each limited liability company interest in Guardian Debt Funding shall, by virtue of the First Guardian Merger, and without any action on the part of the Operating Company, Guardian Debt Funding or the holder thereof, be automatically canceled and extinguished without any payment of any consideration therefor and shall thereafter cease to exist.

(b)           At the First Guardian Merger Effective Time, each limited liability company interest in the Operating Company shall, by virtue of the First Guardian Merger, and without any action on the part of the Operating Company, Guardian Debt Funding or holder thereof, remain outstanding and unchanged as a limited liability company interest in the Operating Company, as the Surviving Company, with such limited liability company interests having the terms and conditions as set forth from time to time in the Limited Liability Company Agreement of the Operating Company, dated as of October 29, 2008, as the same may be amended from time to time (the “Operating Company LLC Agreement”).  Guardian AIV shall be the Member of the Surviving Company until such time that Guardian AIV ceases to be the Member of the Surviving Company.

(c)           Following the First Guardian Merger Effective Time, (i) the members of the Board of the Operating Company immediately prior to the First Guardian Merger Effective Time shall be the members of Board of the Surviving Company, each to hold office until his respective successor is elected and qualified or until his earlier death, resignation, expulsion or removal and (ii) the officers of the Operating Company immediately prior to the First Guardian

Merger Effective Time shall be the officers of the Surviving Company, each to hold office until such time as his or her respective successor is chosen and qualified or until his or her earlier death, resignation or removal.

ARTICLE II

THE SURVIVING COMPANY

SECTION 2.01.  Certificate of Merger.  Upon the terms and subject to the conditions of this Agreement, the Operating Company, as the Surviving Company, shall file the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to and in accordance with the Delaware Act and shall make all other filings or recordings as may be required under the Delaware Act and any other applicable law in order to effect the First Guardian Merger.

SECTION 2.02.  Limited Liability Company Agreement.  The Operating Company LLC Agreement shall be the limited liability company agreement of the Surviving Company unless and until amended in accordance with its terms and applicable law.

SECTION 2.03.  Name of Surviving Company.  The name of the Surviving Company shall be “New Mountain Finance Holdings, L.L.C.”

ARTICLE III

CONDITIONS

Section 3.01.  Conditions to Closing.  The obligations of the Parties to consummate the First Guardian Merger shall be subject to the receipt of any necessary vote or consent of the respective members of the parties hereto in accordance with Delaware Act and the parties’ respective operating agreements.

ARTICLE IV

TERMINATION

SECTION 4.01.  Termination.  This Agreement may be terminated and the First Guardian Merger may be abandoned at any time prior to the First Guardian Merger Effective Time by mutual written consent of the Parties.

ARTICLE V

MISCELLANEOUS

SECTION 5.01.  Authorization.  The Member of each Party (in such capacity, an “Authorized Person”), shall be authorized, at such time in its sole discretion as it deems appropriate, to execute, acknowledge, verify, deliver, file and record, for and in the name of such Party, and, to the extent necessary, the members of such Party, any and all documents and instruments including, without limitation, the Certificate of Merger, and shall do and perform any and all acts, as they deem necessary or advisable in order to effectuate the First Guardian Merger.

SECTION 5.02.  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be considered an original and all of which shall together constitute one and the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or any electronic imaging means shall be as effective as delivery of a hand-written executed counterpart of this Agreement.

SECTION 5.03.  Amendment.  This Agreement may be amended at any time prior to the First Guardian Merger Effective Time by mutual written consent of the Parties.

SECTION 5.04.  Further Assurances.  Each of the Parties shall take or cause to be taken all appropriate actions and do, or cause to be done, all things reasonably necessary or appropriate to consummate and make effective any of the provisions hereof.

SECTION 5.05.  Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to principles of conflicts of law.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representatives as of the day and year first above written.

NEW MOUNTAIN FINANCE HOLDINGS, L.L.C.

By:	NEW MOUNTAIN GUARDIAN AIV, L.P.,
its Managing Member

By:	NEW MOUNTAIN INVESTMENTS III, L.L.C.,
its General Partner

	By:	/s/ Steven B. Klinsky
Name: Steven B. Klinsky
Title: Managing Member

NEW MOUNTAIN GUARDIAN DEBT FUNDING, L.L.C.

By:	NEW MOUNTAIN GUARDIAN AIV, L.P.,
its Managing Member

By:	NEW MOUNTAIN INVESTMENTS III, L.L.C.,
its General Partner

	By:	/s/ Steven B. Klinsky
Name: Steven B. Klinsky
Title: Managing Member